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CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Short-Term Municipal Bond Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of Strong Short-Term Municipal Bond Fund, Inc. on Form N-1A of our report dated September 26, 1996 on our audit of the financial statements and financial highlights of Strong Short-Term Municipal Bond Fund, Inc., which report is included in the Annual Report to Shareholders for the period ended August 31, 1996, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.


                                        /s/ COOPERS & LYBRAND L.L.P.

                                        COOPERS & LYBRAND L.L.P.


Milwaukee, Wisconsin
December 30, 1996